SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
(RULE 13d - 102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

(Amendment No. 1)*

Delphi Automotive PLC
(Name of Issuer)

Ordinary Shares
(Title of Class of Securities)

G27823106
(CUSIP Number)

June 7, 2012
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]Rule 13d-1(b)
[x]Rule 13d-1(c)
[ ]Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
(Continued on the Following Pages)

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Paulson & Co. Inc.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

32,764,336

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

32,764,336

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

32,764,336

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.98%

12.	TYPE OF REPORTING PERSON*

IA

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Paulson Advantage Master Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [ ]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Paulson Advantage Plus Master Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [ ]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Paulson Credit Opportunities Master Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

12,357,030

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

12,357,030

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,357,030

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.8%

12.	TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Paulson International Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

3,432,830

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

3,432,830

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,432,830

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.0%

12.	TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Paulson Enhanced Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

9,906,517

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

9,906,517

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,906,517

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.0%

12.	TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Paulson Recovery Master Fund Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

2,420,355

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

2,420,355

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,420,355

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.7%

12.	TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Paulson Partners L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

870,418

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

870,418

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

870,418

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.3%

12.	TYPE OF REPORTING PERSON*

PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Paulson Partners Enhanced, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

2,835,447

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

2,835,447

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,835,447

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.9%

12.	TYPE OF REPORTING PERSON*

PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

John Paulson

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

32,764,336

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

32,764,336

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

32,764,336

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.98%

12.	TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

This Amendment is filed with respect to the ordinary shares (the "Common Stock"), of Delphi Automotive PLC, a Jersey corporation (“Issuer”), beneficially owned by the Reporting Persons (as defined below) as of June 7, 2012 amends and supplements the Schedule 13G filed originally on December 2, 2011 (collectively, the "Schedule 13G").  Except as set forth herein, the Schedule 13G is unmodified.

The names of the persons filing this statement on Schedule 13G (the "Reporting Persons") are:

•	Paulson & Co. Inc. (“Paulson & Co.”);
•	Paulson Advantage Master Ltd. (“Advantage Master”);
•	Paulson Advantage Plus Master Ltd. (“Advantage Plus Master”);
•	Paulson Credit Opportunities Master Ltd. (“Credit Master”);
•	Paulson International Ltd. (“International”);
•	Paulson Enhanced Ltd. (“Enhanced Ltd.”);
•	Paulson Recovery Master Fund Ltd. (“Recovery Master”);
•	Paulson Partners L.P. (“Paulson Partners”);
•	Paulson Partners Enhanced, L.P. (“Enhanced LP”); and
•	John Paulson

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Collectively, the Reporting Persons beneficially own 32,764,336 shares of Common Stock representing 9.98% of the outstanding Common Stock of the Issuer.

I.              Advantage Master
(a)         Amount individually beneficially owned: 0
(b)         Percent of class: 0.0%
(c)         Number of shares of Common Stock as to which Advantage Master has:

(i)              Sole power to vote or direct the vote: 0
(ii)              Shared power to vote or direct the vote: 0 (See Note 1.)
(iii)              Sole power to dispose or direct the disposition: 0
(iv)              Shared power to dispose or direct the disposition: 0 (See Note 1.)

II.         Advantage Plus Master
(a)           Amount individually beneficially owned: 0
(b)           Percent of class: 0.0%
(c)           Number of shares of Common Stock as to which Advantage Plus Master has:

(i)              Sole power to vote or direct the vote: 0
(ii)              Shared power to vote or direct the vote: 0 (See Note 1.)
(iii)              Sole power to dispose or direct the disposition: 0
(iv)              Shared power to dispose or direct the disposition: 0 (See Note 1.)

III.       Credit Master
(a)           Amount individually beneficially owned: 12,357,030
(b)           Percent of class: 3.8%
(c)           Number of shares of Common Stock as to which Credit Master has:

(i)              Sole power to vote or direct the vote: 0
(ii)              Shared power to vote or direct the vote: 12,357,030 (See Note 1.)
(iii)              Sole power to dispose or direct the disposition: 0
(iv)              Shared power to dispose or direct the disposition: 12,357,030 (See Note 1.)

IV.        International
(a)           Amount individually beneficially owned: 3,432,830
(b)           Percent of class: 1.0%
(c)           Number of shares of Common Stock as to which International has:

(i)              Sole power to vote or direct the vote: 0
(ii)              Shared power to vote or direct the vote: 3,432,830 (See Note 1.)
(iii)              Sole power to dispose or direct the disposition: 0
(iv)              Shared power to dispose or direct the disposition: 3,432,830 (See Note 1.)

V.        Enhanced Ltd.
(a)           Amount individually beneficially owned: 9,906,517
(b)           Percent of class: 3.0%
(c)           Number of shares of Common Stock as to which Enhanced Ltd. has:

(i)              Sole power to vote or direct the vote: 0
(ii)              Shared power to vote or direct the vote: 9,906,517 (See Note 1.)
(iii)              Sole power to dispose or direct the disposition: 0
(iv)              Shared power to dispose or direct the disposition: 9,906,517 (See Note 1.)

VI.        Recovery Master
(a)           Amount individually beneficially owned: 2,420,355
(b)           Percent of class: 0.7%
(c)           Number of shares of Common Stock as to which Recovery Master has:

(i)              Sole power to vote or direct the vote: 0
(ii)              Shared power to vote or direct the vote: 2,420,355 (See Note 1.)
(iii)              Sole power to dispose or direct the disposition: 0
(iv)              Shared power to dispose or direct the disposition: 2,420,355 (See Note 1.)

VII.      Paulson Partners
(a)           Amount individually beneficially owned: 870,418
(b)           Percent of class: 0.3%
(c)           Number of shares of Common Stock as to which Paulson Partners has:

(i)              Sole power to vote or direct the vote: 0
(ii)              Shared power to vote or direct the vote: 870,418 (See Note 1.)
(iii)              Sole power to dispose or direct the disposition: 0
(iv)              Shared power to dispose or direct the disposition: 870,418 (See Note 1.)

VIII.     Enhanced LP
(a)           Amount individually beneficially owned: 2,835,447
(b)           Percent of class: 0.9%
(c)           Number of shares of Common Stock as to which Enhanced LP has:

(i)              Sole power to vote or direct the vote: 0
(ii)              Shared power to vote or direct the vote: 2,835,447 (See Note 1.)
(iii)              Sole power to dispose or direct the disposition: 0
(iv)              Shared power to dispose or direct the disposition: 2,835,447 (See Note 1.)

IX.       Paulson’s Separately Managed Accounts
(a)           Amount individually beneficially owned: 941,739
(b)           Percent of class: 0.3%
(c)           Number of shares of Common Stock as to which the Separately Managed Accounts hold:

(i)              Sole power to vote or direct the vote: 0
(ii)              Shared power to vote or direct the vote: 941,739 (See Note 1.)
(iii)              Sole power to dispose or direct the disposition: 0
(iv)              Shared power to dispose or direct the disposition: 941,739 (See Note 1.)

X.        Paulson & Co.
(a)           Amount beneficially owned: 32,764,336
(b)           Percent of class: 9.98%
(c)           Number of shares of Common Stock as to which Paulson & Co. holds:

(i)              Sole power to vote or direct the vote: 0
(ii)              Shared power to vote or direct the vote: 32,764,336 (See Note 1.)
(iii)              Sole power to dispose or direct the disposition: 0
(iv)              Shared power to dispose or direct the disposition: 32,764,336 (See Note 1.)

XI.       John Paulson
(a)           Amount beneficially owned: 32,764,336
(b)           Percent of class: 9.98%
(c)           Number of shares of Common Stock as to which John Paulson holds:

(i)              Sole power to vote or direct the vote: 0
(ii)              Shared power to vote or direct the vote: 32,764,336 (See Note 1.)
(iii)              Sole power to dispose or direct the disposition: 0
(iv)              Shared power to dispose or direct the disposition: 32,764,336 (See Note 1.)

Note 1:  Paulson & Co. provides investment management services to Advantage Master, Advantage Plus Master, Credit Master, International, Enhanced Ltd., Recovery Master and the Separately Managed Accounts, and is a general partner of Paulson Partners and Enhanced LP.  John Paulson is the controlling person of Paulson & Co.  Each of the Funds and the Separately Managed Accounts may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of the shares of Common Stock reported in this Schedule 13G with Paulson & Co. and John Paulson.

Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended (the “Act”), each of the Reporting Persons declare that the filing of this Schedule 13G shall not be construed as an admission that it or he, for purposes of Section 13(d) or 13(g) of the Act, is the beneficial owner of any securities covered by this Schedule 13G.

Item 10.	Certification.

By signing below each of the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of its or his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  June 11, 2012

PAULSON & CO. INC.

By:  /s/ Stuart L. Merzer
Name:  Stuart L. Merzer
Title:    General Counsel &
             Chief Compliance Officer

PAULSON ADVANTAGE MASTER LTD.
By: Paulson & Co. Inc., as Investment Manager

By:  /s/ Stuart L. Merzer
Name:  Stuart L. Merzer
Title:    General Counsel &
             Chief Compliance Officer

PAULSON ADVANTAGE PLUS MASTER LTD.
By: Paulson & Co. Inc., as Investment Manager

By:  /s/ Stuart L. Merzer
Name:  Stuart L. Merzer
Title:    General Counsel &
             Chief Compliance Officer

PAULSON CREDIT OPPORTUNITIES MASTER LTD.
By: Paulson & Co. Inc., as Investment Manager

By:  /s/ Stuart L. Merzer
Name:  Stuart L. Merzer
Title:    General Counsel &
             Chief Compliance Officer

PAULSON INTERNATIONAL LTD.
By: Paulson & Co. Inc., as Investment Manager

By:  /s/ Stuart L. Merzer
Name:  Stuart L. Merzer
Title:    General Counsel &
             Chief Compliance Officer

PAULSON ENHANCED LTD.
By: Paulson & Co. Inc., as Investment Manager

By:  /s/ Stuart L. Merzer
Name:  Stuart L. Merzer
Title:    General Counsel &
             Chief Compliance Officer

PAULSON RECOVERY MASTER FUND LTD.
By: Paulson & Co. Inc., as Investment Manager

By:  /s/ Stuart L. Merzer
Name:  Stuart L. Merzer
Title:    General Counsel &
             Chief Compliance Officer

PAULSON PARTNERS L.P.
By: Paulson Advisers LLC, general partner
By: Paulson & Co. Inc., managing member

By:  /s/ Stuart L. Merzer
Name:  Stuart L. Merzer
Title:    General Counsel &
             Chief Compliance Officer

PAULSON PARTNERS ENHANCED L.P.
By: Paulson Advisers LLC, general partner
By: Paulson & Co. Inc., managing member

By:  /s/ Stuart L. Merzer
Name:  Stuart L. Merzer
Title:    General Counsel &
             Chief Compliance Officer

/s/ Stuart L. Merzer
     Stuart L. Merzer,
     as Attorney-in-Fact
     For John Paulson